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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made and entered into as of this 16th day of December, 1997 by and between HARMEET S. CHAWLA, M.D., a citizen and resident of Ohio ("Seller"), OMEGA HEALTH SYSTEMS, INC, a Delaware corporation ("Omega") and OMEGA HEALTH SYSTEMS OF OHIO, INC., an Ohio corporation ("Buyer").

                                    RECITALS

         WHEREAS, Seller is the sole shareholder in Central Ohio Eye Institute, Inc., an Ohio corporation (the "Corporation");

         WHEREAS, Buyer is a wholly owned subsidiary of Omega;

         WHEREAS, Seller has agreed to sell all of Seller's stock (the "Shares") in the Corporation, and Buyer has agreed to purchase the Shares; and

         WHEREAS, Seller is the sole shareholder of Eye Associates, Inc., an Ohio professional corporation (the "Practice"), and Seller will transfer all of the Excluded Assets (defined herein) and the medical assets and business of the Corporation to the Practice; and

         WHEREAS, in connection with that certain Management Agreement, dated as of December 16, 1997, and entered into by and between the Practice and Buyer (the "Management Agreement"); Seller desires Buyer to provide, and Buyer has agreed to provide management services to the Practice.

         NOW, THEREFORE, in consideration of the Recitals (which are incorporated into and deemed a part of this Agreement), the covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

SECTION 1.  PURCHASE AND SALE OF SHARES

                  1.1 AGREEMENT TO PURCHASE AND SELL. Effective as of December 16, 1997, and upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver all of Seller's rights, title and interest in and to the Shares to Buyer, and Buyer shall purchase and accept the Shares.

                  1.2 CLOSING DATE. The closing of the purchase and sale and the exchange contemplated herein (the "Closing") shall take place at such time and place as the parties hereto may agree in writing (the "Closing Date"). The parties agree that the Closing Date shall be






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extended, if required, to allow either party to fulfill any condition of this
Agreement, but in no event shall the Closing be extended beyond December 31, 1997, unless agreed in writing by Seller and Buyer.

         1.3 TRANSFER OF THE SHARES. Effective as of the Closing Date, Seller shall sell, transfer, assign, grant, deliver and convey to Buyer all of Seller's right, title and interest in and to the Shares, free and clear of any lien, pledge, charge, security interest or encumbrance of any nature ("Lien") by delivery by Seller to the Buyer of the stock certificates representing the Shares duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, with all transfer taxes, direct or indirect, attributable to the transfer of the Shares paid or provided for.

         1.4 EVIDENCE OF TRANSFER. At the Closing and thereafter, as Buyer may from time to time request, Seller shall execute and deliver to the Buyer such documents and instruments of conveyance as may be appropriate and shall take or cause to be taken such actions as Buyer may reasonably request in order to accomplish the transfer of the Shares, and the consummation of the matters contemplated by this Agreement. All such documents shall be in form reasonably satisfactory to Buyer.

         1.5 PAYMENT OF PURCHASE PRICE. At the Closing, in consideration for the Shares, Buyer and Omega shall pay to Seller the Purchase Price set forth in
Section 2.1 hereof.

SECTION 2.  CONSIDERATION

         2.1 AMOUNT OF CONSIDERATION. The purchase price for the Shares shall be $8,525,000 plus an additional amount equal to the Contingent Consideration (defined below) paid pursuant to Section 2.3 herein (the "Purchase Price"). The Purchase Price shall be paid as follows: at the Closing, the Buyer shall deliver to the Seller (i) $5,000,000.00 in cash in the form of either a wire transfer or certified funds and (ii) an amount of shares of Common Stock of Omega (the "Omega Stock") equal to (a) $3,525,000.00 divided by (b) $7.61, the weighted average closing price of Omega Common Stock for the twenty (20) trading days ending December 15, 1997, as quoted through NASDAQ. The Omega Stock will be subject to restrictions on resale as set forth in the Stock Restriction and Registration Rights Agreement in substantially the form attached hereto as
Exhibit 2.1 (the "Stock Restriction Agreement"). Seller acknowledges that Buyer has delivered at Closing certificates representing 440,625 shares of Omega Stock. Buyer shall deliver to Seller a certificate for the remaining 22,581 shares of Omega Stock on or before December 22, 1997.

         2.2 REFERRALS. The parties agree that nothing in this Agreement is intended to violate state or federal health care laws or regulations including, but not limited to, those listed in Section 3.9 herein, nor shall any portion of the consideration be construed as a payment for or inducement of the referral of patients. Seller shall be free to refer patients to whomever it sees fit in the exercise of professional judgment, according to the convenience or preference of the patient, or otherwise.




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         2.3 CONTINGENT CONSIDERATION. As additional consideration for the
Shares, the Buyer and Omega shall pay the Seller additional consideration (the "Contingent Consideration") determined as described below and subject to the terms, conditions and provisions of this Section 2.3:

         (a) On a monthly basis, and in accordance with the provisions of the Management Agreement, the Buyer shall determine the Practice's Net Earnings (as defined in, and determined in accordance with the provisions of, the Management Agreement) before payment of the Service Fee and the Administration Fee (as such terms are defined in the Management Agreement) (the "Contingent Consideration Earnings").

         (b) Within twenty (20) days of the end of each month, the Buyer and Omega shall pay the Seller an amount equal to twenty percent (20%) of the Contingent Consideration Earnings, subject to the terms and conditions described herein.

         (c) The Contingent Consideration shall be paid monthly until the earlier of (i) ninety (90) months from the date hereof, (ii) the Buyer and Omega shall have paid to the Seller cumulative Contingent Consideration of $4,000,000.00, which amount shall be increased by the amount of any payments actually made by Seller to Buyer pursuant to Section 2.10 of the Management Agreement or (iii) termination of the Management Agreement pursuant to the terms and provisions thereof.

         (d) In no event shall payment of the Contingent Consideration reduce the Buyer's aggregate Service Fee and Administration Fee (as defined in the Management Agreement) below (a) $1,470,000.00 in any given year that Dr. Chawla is no longer an employee of the Practice or that the Management Agreement has been terminated or (b) $1,102,851.00 in any given year that Dr. Chawla remains employed by the Practice and the Management Agreement continues to be in full force and effect.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents, warrants and agrees with Buyer that:

         3.1 NUMBER OF, TITLE TO THE SHARES. The entire authorized capital stock of the Corporation consists of 750 shares, no par value, of which 100 shares are issued and outstanding, all of which are owned by Seller. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Seller. Seller owns beneficially and of record, and has good and marketable title to, the Shares and shall convey the Shares to Buyer free and clear of all Liens. As of the Closing Date, Buyer will acquire good and marketable title to the Shares, free and clear of all Liens. Seller further warrants that the Corporation is no longer organized as a professional corporation under Ohio law, that the Corporation is now a business corporation organized under Ohio law, and that the Shares may be legally transferred to Buyer.




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         3.2 EXISTENCE AND GOOD STANDING. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Corporation has the power to own its property and to carry on its business as now being conducted. Ohio is the only jurisdiction in which the character or location of the properties owned or leased by the Corporation or the nature of the business conducted by the Corporation makes such qualification necessary.

         3.3 OPTIONS AND OTHER RIGHTS. There are no outstanding options, warrants, agreements, calls, conversion rights or other rights to subscribe for, purchase or otherwise acquire any of the Shares or providing for the purchase, issuance or sale of any shares of capital stock of the Corporation.

         3.4 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Seller has the full legal right, power and capacity, and all authority and approval required to enter into, execute and deliver this Agreement and to perform and observe fully Seller's obligations hereunder and to perform the transactions contemplated hereby. This Agreement has been fully executed and delivered by Seller and is the valid and binding obligation of Seller enforceable in accordance with its terms.

         3.5 (a) Taxes. Seller has paid, or will pay on or prior to any applicable due date, all income, employment and other taxes and duties accrued or owed by Seller in connection with the Shares.

         (b) The Corporation has filed all federal, state, local, municipal or other tax returns ("Tax Returns") that it was required to file. All such Tax Returns were correct and complete in all material respects. All federal, state, local, municipal, or other income, employment, and other taxes ("Taxes") owed by the Corporation (whether or not shown on any Tax Return) through the Closing Date have been duly paid. All unpaid Taxes of the Corporation will not, as of the Closing Date, exceed the amount set forth on Schedule 3.15 identified as "Taxes." The Corporation is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Corporation that arose in connection with any failure (or alleged failure) to pay any Tax.

         (c) The Corporation has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         3.6 LITIGATION. There are no judgments unsatisfied against Seller or the Corporation or consent decrees or injunctions to which Seller or the Corporation is subject. Except as set forth on Schedule 3.6 hereto, neither Seller nor the Corporation is a party to any pending action, suit, proceeding or investigation, at law or in equity, or otherwise in, for or by any court or governmental board, commission, agency, department or officer arising from the acts of Seller or of the Corporation or initiation thereof by Seller or the Corporation. Neither Seller nor the




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Corporation is subject to any order, judgment, decree or governmental restriction which adversely affects the Shares or which would prevent the transactions contemplated by this Agreement. Neither Seller nor the Corporation is in violation of any law, order, writ, injunction or decree of any court, governmental department or instrumentality (including, without limitation, applicable environmental protection legislation and regulations). There is no claim, action or proceeding now pending or, to the knowledge of Seller, threatened against Seller or the Corporation which will, or could, prevent or delay consummation of the transactions contemplated by this Agreement or have a material adverse effect on the Corporation. Each of the matters listed on
Schedule 3.6 is covered by insurance, and the responsible insurance company has not taken a reservation with regard to such claims or made any other indication that it will not pay any related expenses or judgments. None of the matters listed on Section 3.6 will have a material adverse effect on the Corporation.

         3.7 NO VIOLATION OF CONTRACTS OR OTHER AGREEMENTS. Neither the execution or delivery of this Agreement nor the consummation of this transaction will: (i) conflict with, constitute a breach, violation or termination of any provision of the Articles of Incorporation or Bylaws of the Corporation or of any contract or other agreement to which either the Seller or the Corporation is a party or by which either the Seller or the Corporation is bound; (ii) result in the creation or imposition of any Lien against the Shares or any assets of the Corporation; or (iii) violate any law, regulation, judgment, rule, order or any other restriction of any kind or character applicable to the Seller, the Corporation, or the Shares.

         3.8 HEALTHCARE COMPLIANCE. Either the Seller or the Corporation is participating in or otherwise authorized to receive reimbursement from or is a party to Medicare, Medicaid, and other third-party payor programs. Except as listed on Schedule 3.8, all necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned as of the date hereof, and to the best knowledge of Seller no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture, or non-renewal of any such third-party payor program. To the best of Seller's knowledge, Seller and the Corporation are in full compliance with the requirements of all such third-party payor programs applicable thereto.

         3.9 FRAUD AND ABUSE. The Corporation, Seller and persons and entities providing professional services for Seller have not engaged in any activities which are prohibited under 42 U.S.C. ss. 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statues or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

                  (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;




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                  (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                  (c) failing to disclose knowledge by a claimant of the occurrence of any event effecting the initial or continued right to any benefit or payment on his own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or

                  (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicaid or Medicare.

         3.10 ACCURACY AND MATERIALITY. No representation or warranty of Seller contained in this Agreement or any other document prepared by Seller or the Corporation and delivered to Buyer in connection with this Agreement contains any untrue statement of a material fact, or fails to state any material fact necessary in order to make the statements made in this Agreement or such document not misleading. Each of the representations, warranties and covenants contained in this Section 3 shall be deemed to be material to and have been relied upon by Buyer, and shall be binding and enforceable, notwithstanding any independent investigation made by Buyer.

         3.11 REVIEW AND CONSULTATION. Seller has had access to and reviewed such information and has consulted with all legal counsel, tax counsel, accountants and other experts and advisors deemed necessary by Seller in connection with the transactions contemplated herein.

         3.12 BROKER FEES. Neither Seller nor the Corporation has utilized the services of a broker in connection with this transaction, and neither Seller nor the Corporation has any liability or obligation to pay any fee or commission to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         3.13 PRACTICE ASSETS. Attached hereto as Schedule 3.13 is a true and complete list of all of the non-cash assets, including leases to which the Corporation is a party, of the Corporation at Closing Date (the "Practice Assets"). The Corporation has and at the Closing will have good title, unencumbered by any Lien (except the UCC-1 Financing Statement in favor of Storz Instrument Co. and the Lease and Service Agreement between Seller and Berger Hospital dated April 13, 1995, the outstanding amount of which, as of the Closing Date, shall be paid off by Seller within two (2) days of the Closing), to all of the Practice Assets. The Practice Assets will be updated at Closing, and supplies and inventories at Closing will be at levels greater than or equal to the Closing Date levels.




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         3.14 FINANCIAL STATEMENTS. The Corporation has heretofore furnished the
Seller with unaudited financial statements dated December 31, 1996, and July 31, 1997 (the "Compiled Financial Statements") all of which are attached hereto as
Schedule 3.14. The Compiled Financial Statements, including the notes thereto, except as indicated therein, were prepared as compiled statements, and as such were consistent with past accounting practices of the Corporation and accurately reflect the results of operations for the periods noted therein. The balance sheets of the Corporation heretofore delivered (or to be delivered) by the Corporation to the Seller and which are included in the Compiled Financial Statements fairly present the financial condition of the Corporation based upon a cash basis of accounting at the respective dates thereof, and except as indicated therein, reflect all claims against and all debts and liabilities of the Corporation, fixed or contingent, as of the respective dates thereof. Since July 31, 1997 there has been (i) no material adverse change in the assets or liabilities, financial or otherwise, or in the results of operations of the Corporation, and (ii) no fact or condition known to the Corporation or Seller which exists or is contemplated or threatened which might cause such a change in the future.

         3.15 LIABILITIES. Attached hereto as Schedule 3.15 is a true and complete list at the Closing Date of the Corporation's debts, liabilities, or obligations, whether contingent, nonasserted, or nonaccrued, of any type or nature, including obligations on contracts, leases, written or oral, employee benefits, or state or federal tax obligations (the "Corporate Liabilities"). Except for the Corporate Liabilities, the Corporation does not have, and at the Closing Date will not have, any debts or obligations, contingent or otherwise, related to the conduct of the Corporation's business prior to the Closing Date, except as may be reserved for on Schedule 3.15.

         3.16 INSURANCE; MALPRACTICE CLAIMS. Since January 1, 1993, the Corporation and its professional employees have been continuously insured for professional malpractice claims. Attached as Schedule 3.16 is a list and brief description of all policies or binders of malpractice, fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks which will remain in full force and effect after the Closing Date. None of Seller, the Corporation or the Corporation's professional employees is in material default with respect to any provision contained in any such policy, and none of them has failed to give any notice or present any claim under any such policy in due and timely fashion. Included in Schedule 3.16 is a list of all insurance claims filed by the Corporation or any of its professional employees since December 31, 1993. Neither the Corporation nor any of its professional employees is in violation or default of any provision contained in any insurance policy for their benefit, and neither has failed to give any required notice or timely present any claim under any such policy.

         3.17 GOVERNMENTAL APPROVALS. The Corporation and all professionals employed by it have all permits and licenses required by all applicable laws and regulations and are not in violation of any such applicable laws or regulations. The Corporation is duly licensed, and the Corporation and its clinics, offices and facilities are lawfully operated, in accordance with the requirements of all applicable laws and certificates of need and has all necessary authorizations




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and certificates of need for their use and operation, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to the Corporation or any physician employed thereby issued by any governmental authority or third party payor requiring conformity or compliance with any applicable law or condition for participation of such governmental authority or third party payor, and after reasonable and independent inquiry and due diligence and investigation, the Corporation has no knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the ordinary course of business.

         3.18 THIRD-PARTY RELATIONS. Neither Seller nor the Corporation is aware of any problem or disagreements with any third parties with which it does business and the Corporation will use its best efforts from the date of this Agreement until the Closing Date to operate its business in such a manner so as not to adversely affect the goodwill of their patients, suppliers, employees, associated physicians and other such persons or third parties with which the Corporation does business.

         3.19 TRADE RELATIONS. There exists no actual or, to the best knowledge of the Seller, threatened, limitation of the business relationship of the Corporation with any material customer, supplier or landlord or with any person whose contracts or projected contracts with the Corporation would be material to the operations of the Corporation. There exists no condition or state of facts or circumstances which, to the best knowledge of the Seller, could result in the occurrence of a material adverse effect with respect to the Corporation or prevent Buyer from conducting its business after the consummation of the transactions contemplated by this Agreement as such business is conducted or proposed to be conducted.

         3.20 MATERIAL CONTRACTS. Except as set forth on Schedule 3.20, the Corporation is not bound by (a) any agreement, contract, or commitment relating to the employment of any person by the Corporation, or any loans, deferred compensation, incentive compensation, pension, profit sharing, retirement, or other employee benefit plan, (b) any loan or advance to, or investment in, any other person or entity, or any agreement, contract, or commitment relating to the making of any such loan, advance, or investment, (c) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other person or entity, (d) any agreement, contract, or commitment limiting the freedom of the Corporation or any of its physicians to practice medicine in any location or to compete with any other person or entity, or (e) any other agreement, contract, or commitment which is material to the business of the Corporation. Except as set forth in Schedule 3.20, to the best of Seller's knowledge each contract or agreement set forth in Schedule 3.20 is in full force and effect, and there exists no default or event of default or event, occurrence, condition, or act which, with the giving of notice, the lapse of time, or the happening of any other event or condition, would become a default or event of default thereunder, which would have a material adverse effect upon the Corporation. Except as set forth in Schedule 3.20, to the best of Seller's knowledge, the Corporation has not violated any of the terms or conditions of any contract or agreement set forth in Schedule 3.20 in any material respect, and to Seller's best knowledge, all of the covenants to be performed by any other party thereto have been fully performed. No




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consent of any third party is required to consummate the transactions contemplated by this Agreement.

         3.21 EMPLOYEE BENEFIT PLANS. (a) Schedule 3.21 contains an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") of the Corporation within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by the Corporation (including all employers (whether or not incorporated) which by reason of common control are treated together with the Corporation and/or the Seller as a single employer within the meaning of Section 414 of the Code) since September 2, 1974.

         (b) The Corporation has never maintained and does not now maintain or contribute to any Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code or which is subject to Title IV of ERISA. The Corporation has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of the Corporation or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062(f), 4063 or 4064 of ERISA, and Stockholder knows of no facts or circumstances which might give rise to any liability of the Corporation to the PBGC under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against the Corporation by the PBGC. The Corporation has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a Multiemployer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which represent a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which would result in any liability of the Corporation.

         (c) Full payment has been made of all amounts which the Corporation is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Corporation is a party, to have paid as contributions thereto as of the last day of the most recent plan year of such Employee Benefit Plan ended prior to the date hereof. The Corporation has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

         (d) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service, and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

         (e) The Corporation has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a material tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would result in any material claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

         (f) The Corporation presently does not maintain any Employee Benefit Plans or any other foreign pension, welfare or retirement benefit plans other than those listed on Schedule 3.21.

         (g) The Corporation has delivered or caused to be delivered to Buyer true and complete copies of (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest IRS determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code, and (ii) the most recently filed Form 5500 for each Employee Benefit Plan required to file such form.

         3.22 INVESTMENT INTENT. Seller and the Corporation acknowledge that the Omega Stock has not been registered under the 1933 Act, and that the Omega Stock may not be sold, pledged or otherwise transferred absent such registration, or unless an exemption from registration is available. The Seller is acquiring the Omega Stock for his own account, for investment purposes only and not with a view to distribution of such Omega Stock within the meaning of Section 2(11) of the 1933 Act. The Seller qualifies as an "accredited investor," as defined in Rule 501(a) pursuant to the 1933 Act. The Seller has received from Omega a copy of Omega's Form 10-K for 1995 and 1996, Omega's 10-Q for the quarter ended September 30, 1997, Omega's Proxy Statement in connection with its Annual Meeting held August 8, 1997, and Omega's 1995 and 1996 Annual Report to Shareholders. The Seller has had the opportunity to ask questions of and receive answers and other additional information from Omega senior management concerning Omega and the terms and conditions of this investment by the Seller.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer and Omega, jointly and severally, represent, warrant and agree with Seller that:

         4.1 CONTRACTS OR OTHER AGREEMENTS. Neither the execution or delivery of this Agreement nor the consummation of this transaction will: (i) conflict with, constitute a breach, violation or termination of any provision of the Articles of Incorporation or Bylaws of either Buyer or Omega or any contract or other agreement to which Buyer or Omega is a party or by which it is bound; or (ii) violate any law, regulation, judgment, rule, order or any other restriction of any kind or character applicable to Buyer or Omega.

         4.2 REVIEW AND CONSULTATION. Buyer has had access to and reviewed such information and has consulted with all legal counsel, tax counsel, accountants and other experts and advisors deemed necessary by Buyer in connection with the transactions contemplated herein.

         4.3 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Each of Omega and Buyer has the full legal right, power and capacity, and all authority and approval required to enter into, execute and deliver this Agreement and to perform and observe fully its obligations hereunder and to perform the transactions contemplated hereby. This Agreement has been fully executed and delivered by each of Omega and Buyer and is the valid and binding obligation of Buyer enforceable in accordance with its terms.

         4.4 OWNERSHIP. Buyer is a wholly-owned subsidiary of Omega.

         4.5 LITIGATION. Other than that set forth on Schedule 4.5, there is no suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding by any governmental entity pending or to the best of Buyer's knowledge, threatened against, or affecting Buyer, and to the best of Buyer's knowledge there is no basis for any of the foregoing.

         4.6 AUTHORITY TO ISSUE OMEGA STOCK. Omega has the full legal right, power and capacity, and all authority and approval required to issue the Omega Stock.

         4.7 SECURITIES FILINGS. All reports and statements filed with respect to Omega pursuant to the Securities Act of 1933 (the "Securities Act") or the Securities Exchange of 1934 (the "Exchange Act") conform to the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and did not include at the time of filing such document any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

         4.8 GOVERNMENTAL APPROVALS. Buyer has all permits and licenses required by all applicable laws and regulations and is not in violation of any such applicable laws or regulations. Buyer is duly licensed, and Buyer and its clinics, offices and facilities are lawfully operated, in accordance with the requirements of all applicable laws and certificates of need and has all necessary authorizations and certificates of need for their use and operation, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to Buyer issued by any governmental authority or third party payor requiring conformity or compliance with any applicable law or condition for participation of such governmental authority or third party payor, and after reasonable and independent inquiry and due diligence and investigation, Buyer has no knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the ordinary course of business.

         4.9 Buyer does not have any liability or obligation to pay any fees to any broker, finder or agent with respect to the transactions contemplated by this Agreement other than to Mark Wagner.

SECTION 5.  CONDITIONS AND ADDITIONAL AGREEMENTS.

         5.1 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The Closing and all obligations of Buyer pursuant to this Agreement shall be conditioned upon the following:

                  (a) All representations and warranties contained in Section 3 shall be true and correct as of the date of this Agreement and as of the Closing Date;

                  (b) There shall have been no material change in the Practice Assets, Corporate Liabilities, financial condition or business of the Corporation from the date of this Agreement through the Closing Date;

                  (c) Seller shall have executed and delivered to the Buyer the stock certificates pursuant to Section 1.3 of this Agreement;

                  (d) Seller shall have performed all of his obligations under this Agreement required to be performed as of the Closing Date, including, but not limited to delivery of all documents set forth in
         Section 5.4;

                  (e) Seller shall have executed and delivered to the Buyer originals of the Management Agreement, the Employment Agreement, the Stock Pledge and Escrow Agreement, the Noncompetition and Nonsolicitation Agreement and the Stock Restriction Agreement;

                  (f) Any licenses required by law for the operation of the Corporation shall be in good standing and all regulatory requirements shall have been met in connection with the sale of the Shares to ensure the continued operation of the Corporation following the sale of the Shares;

                  (g) Seller and the Corporation shall have caused to be transferred to the Practice all of the assets listed on Schedule 5.1 attached hereto, including, without limitation, all Employee Benefit Plans (which plans must be transferred or terminated prior to the Closing); and

                  (h) Buyer shall be satisfied with its "due diligence" review of the Corporation.

         In the event Buyer reasonably believes prior to the Closing Date that any of the foregoing conditions is not satisfied, then Buyer shall notify Seller in writing and Seller shall cure such to the reasonable satisfaction of Buyer. If Seller does not cure in thirty (30) days, then Buyer may, at its option, terminate this Agreement, in which event Buyer shall be relieved of all obligations hereunder, and this Agreement shall be deemed null, void and of no force or effect.

         5.2 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. Closing and all obligations of Seller pursuant to this Agreement shall be conditioned upon the following:

                  (a) All representations and warranties contained in Section 4 shall be true and correct as of the date of this Agreement and as of the Closing Date;

                  (b) Buyer shall have delivered the Purchase Price recited in
         Section 2.1 hereof;

                  (c) Buyer shall have performed all of its obligations under this Agreement required to be performed as of the Closing Date, including, but not limited to delivery of all documents set forth in
         Section 5.3;

                  (d) Buyer shall have executed and delivered to the Seller originals of the Management Agreement, the Employment Agreement, the Stock Pledge and Escrow Agreement, the Noncompetition and Nonsolicitation Agreement and the Stock Restriction Agreement.

         In the event Seller reasonably believes prior to the Closing Date that any of the foregoing conditions is not satisfied, then Seller shall notify Buyer in writing and Buyer shall cure such to the reasonable satisfaction of Seller. If Buyer does not cure in thirty (30) days then Seller may, at its option, terminate this Agreement in which event Seller shall be relieved of all obligations hereunder and this Agreement shall be deemed null, void and of no force or effect.

         5.3 BUYER'S DELIVERIES. At or prior to the Closing, Buyer or Omega, as the case may be, shall deliver to Seller the following documents:

         (a) Corporate Resolutions of Buyer. A copy of directors' resolutions of Buyer, certified by its corporate secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by Buyer of this Agreement, the other instruments to be executed and delivered by Buyer as provided herein, and the performance by Buyer of the transactions contemplated hereby;

         (b) Corporate Resolutions of Omega. A copy of directors' resolutions of Omega, certified by its corporate secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by Omega of this Agreement, the other instruments to be executed and delivered by Omega as provided herein, and the performance by Omega of the transactions contemplated hereby;

         (c) Consideration. The consideration described in Section 2.1, including the Omega Stock;

         (d) Opinion of Counsel for Buyer. An opinion of counsel from Buyer dated as of the Closing, in form and substance reasonably satisfactory to Seller's counsel, and where appropriate with reliance upon a certificate from Buyer or the owner of Buyer to the effect that:

                  (1) Buyer is (i) duly incorporated, validly existing, and in good standing under the laws of the State of Ohio, (ii) not required to be so qualified in any other jurisdiction, and (iii) duly empowered and authorized to hold and own its properties and carry on its business as now conducted and as proposed to be conducted. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and all other agreements contemplated hereby.

                  (2) Buyer has the full power and authority to execute, deliver, and perform this Agreement and all other agreements and documents necessary to consummate the contemplated transaction, and, upon the requisite approvals thereof, all corporate actions of Buyer necessary for such execution, delivery and performance will have been duly taken.

                  (3) The Omega Stock to be issued pursuant to this Agreement has been duly authorized and is validly issued, fully paid and nonassessable.

                  (4) This Agreement and all agreements related to this Agreement have been duly executed and delivered by Buyer and constitute the legal, valid, and binding agreement of Buyer enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws effecting the rights of creditors generally). The execution and delivery by Buyer of this Agreement, and the performance of its obligations hereunder, do not require any action or consent of any party other than Buyer pursuant to any contract, agreement or other understanding of Buyer, or pursuant to any order or decree to which Buyer is a party or to which its properties or assets are subject and will not violate any provision of law, the articles of incorporation or bylaws of Buyer or any order of any court or other agency of the government.

                  (5) To the best of such counsel's knowledge, with respect to Buyer there are no actions, suits, claims, proceedings or investigations pending or, to such counsel's knowledge, threatened against Buyer at law or in equity, or before or by a federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any professional licensing or disciplinary authority which would adversely affect the transactions contemplated herein or any party's right to enter into this Agreement; and

                  (6) Buyer is not in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which would effect the rights of Buyer to enter into and perform this Agreement.

         (e) Officer's Certificate. A Certificate of Buyer's President and Secretary confirming the matters in Section 5.2(a); and

         (f) Other Purchase Documents. All such documents and instruments Seller and its counsel may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

         5.4 SELLER'S DELIVERIES. At or prior to the Closing, Seller shall deliver to Buyer the following documents:

         (a) Stock Certificates. Certificates, representing the Shares duly endorsed by Seller for transfer or accompanied by duly executed stock powers;

         (b) Executed Contracts. Copies of all executed contracts or other material agreements entered into by or on behalf of the Corporation;

         (c) Copy of Leases. Copies of all real estate and equipment leases pertaining to the Corporation;

         (d) Opinion of Counsel for Seller. Buyer shall have received an opinion from counsel for Seller dated as of the Closing, in form and substance reasonably satisfactory to Buyer's counsel and on which NationsCredit Commercial Corporation may rely with respect to item (2) below, and where appropriate with reliance upon a certificate from Seller or the Corporation, to the effect that:

                  (1) The Corporation is (i) duly formed and validly existing as a business corporation under the Ohio General Corporation Act, (ii) duly empowered and authorized to hold and own its own properties and carry on its business as now conducted and as proposed to be conducted; and (iii) is no longer organized as a service corporation under Ohio law, and that the Corporation is now a business corporation organized under Ohio law.

                  (2) This Agreement and all agreements related to this Agreement to which Seller is a party have been duly executed and delivered by Seller and constitute the valid and binding agreement of Seller enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws effecting the rights of creditors generally). To the best of such counsel's knowledge, the execution and delivery by Seller of this Agreement, and the performance of its obligations thereunder, do not require, any action or consent of any party other than Seller pursuant to any contract, agreement or other understanding of Seller, or pursuant to any order or decree to which Seller is a party or to which his properties or assets are subject and will not violate any provisions of the articles of association or bylaws of either the Corporation or any order of any court or other agency of the government.

                  (3) To the best of such counsel's knowledge, with respect to Seller (except for the matters included in Schedule 3.6 hereto), there are no actions, suits, claims, proceedings or investigations pending or threatened against Seller at law or in equity, or before or by a federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any professional licensing or disciplinary authority which would adversely effect the transactions contemplated herein or any party's right to enter into this Agreement.

                  (4) To the best of such counsel's knowledge, Seller is not in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which would effect the rights of Seller to enter into and perform this Agreement.

         (e) Seller's Certificate. A certificate from Seller confirming the matters in Section 5.1 hereof, including, without limitation, that the assets and plans, listed on Schedule 5.1, have been transferred or terminated, as the case may be.

         (f) Letter from Seller and Corporation's professional liability insurance carrier containing a list of all professional liability claims known to such carrier to be currently pending or threatened against Seller, the Corporation or any of the Corporation's professional employees.

         (g) Other Purchase Documents. All such documents and instruments Buyer and its counsel may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

         5.5 MALPRACTICE CLAIMS. The Practice agrees to assume all liabilities and obligations relating to (i) the matters listed on Schedule 3.6 and (ii) any other claim for malpractice that may be brought after the Closing but that is based on events occurring on or prior to the Closing Date, which liabilities and obligations shall include, but not be limited to, damages, judgments, expenses, settlements, etc. The Practice further agrees to administer the defense of such claims and handle all matters related thereto.

         5.6 TRADE PAYABLES AND OTHER OBLIGATIONS. The Practice agrees to assume all trade payables, taxes and other Obligations identified on Schedule 3.15 and which arose on or prior to the Closing Date. The Practice agrees to pay promptly any such obligations as and when submitted by Buyer or otherwise received.

         SECTION 6. INDEMNIFICATION; SET-OFF.

         6.1 INDEMNIFICATION OF BUYER. Seller shall indemnify, defend and hold Buyer and its officers, directors, shareholders, agents, employees, representatives, successors and assigns harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements) (collectively referred to as "Damages") incurred by any of the above-named persons, resulting from or in connection with any one or more of the following:

         (a) Misrepresentations, breach of warranties, or failure to perform any covenant or agreement of the Corporation or Seller contained herein;

         (b) Debts, commitments, obligations of the Corporation or Seller for any transaction, event or act that occurred on or prior to the Closing that materially adversely affects the value of the Practice Assets;

         (c) Claims, actions or suits (i) by former employees of the Corporation or (ii) relating to claims of malpractice which arose or were based on events occurring on or prior to the Closing; or

         (d) The Corporation's or Seller's failure to discharge federal, state or local tax liabilities or pension or benefit plan obligations incurred on or prior to the Closing.

Buyer agrees to give prompt notice to Seller of the assertion of any claim, or the threat or commencement of any suit, action, proceeding or other matter in respect of which indemnity may be sought under this Section 6.1. Seller may participate in the defense of any such suit, action, proceeding or other matter at Seller's expense. Seller shall not be liable under this Section 6.1 for any settlement effected without Seller's consent of any claim, suit, action, proceeding or other matter in respect of which indemnity may be sought under this Section 6.1, which consent shall not be unreasonably withheld.

         6.2 INDEMNIFICATION OF SELLER. Buyer and Omega shall indemnify, defend and hold Seller harmless from (i) any and all Damages, incurred by Seller, resulting from or in connection with misrepresentations, breach of warranties or failure to perform any covenant or Agreement of Buyer or Omega contained herein and (ii) any and all Damages incurred by Seller after the Closing Date and related to (A) Lease Agreement between the Corporation and Berger Health System ("Berger") dated December 16, 1997 for the lease of 210 Sharon Road, Suite B, Circleville, Ohio, (B) Lease and Service Agreement between Seller and Berger dated April 13, 1995 for the lease of 210 Sharon Road, Suite C, Circleville, Ohio, (C) Lease between Seller and the Beerman Corporation dated June 19, 1996 for 1080 North Bridge Street, Unit #31, Zane Plaza Shopping Center, Chillicothe, Ohio, and (D) Lease between Bank One, Columbus, N.A. and Seller dated June 30, 1993 for Suites 201, 205, and 207 at 123 South Broad Street, Lancaster, Ohio. Seller agrees to give prompt notice to Buyer of the assertion of any claim, or the threat or commencement of any suit, action, proceeding or other matter in respect of which indemnity may be sought under this Section 6.2. Buyer may participate in the defense of any such suit, action, proceeding or other matter at Buyer's expense. Buyer shall not be liable under this Section 6.2 for any settlement effected without Buyer's consent of any claim, suit, action, proceeding or other matter in respect of which indemnity may be sought under this Section 6.2, which consent shall not be unreasonably withheld.

         6.3 SECURITY FOR INDEMNITY. To secure the indemnity under this Agreement and certain other agreements, Buyer is entitled to exercise its rights set forth in that certain Stock Pledge and Escrow Agreement, dated as of December 16, 1997, to which both Buyer and Seller are parties.

         6.4 LIMITATIONS. Seller shall not be liable to Buyer for any claims against Seller under Section 6.1 unless and until the aggregate of all claims against Seller exceeds the sum of $25,000.00, whereupon Buyer shall be entitled to recover the full amount of all claims, including the initial $25,000.00. Seller's obligation to indemnify Buyer hereunder shall be limited to an amount equal to $8,525,000 plus the amount of Contingent Consideration actually paid.

         7. AMENDMENT AND WAIVER.

         The parties hereto may by mutual agreement amend this Agreement in any respect. Any party hereto may extend the time for the performance of any of the obligations of the other, waive any inaccuracies and representations by the other contained in this Agreement or in any document delivered pursuant hereto which inaccuracies would constitute a breach of this Agreement, waive compliance by the other with any of the covenants contained in this Agreement and performance of any obligations by the other, waive the fulfillment of any condition that is precedent to the performance by the party so waiving any of its obligations under this Agreement. Any agreement on the part of any party for any such amendment, extension or waiver must be in writing and signed by the party agreeing to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

         8. TERMINATION AND ABANDONMENT.

         8.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                  (a) by the mutual written consent of Seller and Buyer;

                  (b) by Buyer, if all of the conditions set forth in Section
         5.1 of this Agreement shall not have been satisfied or waived on or prior to the Closing; or

                  (c) by Seller if all of the conditions set forth in Section
         5.2 of this Agreement shall not have been satisfied or waived on or prior to the Closing.

The following provisions notwithstanding, this Agreement will terminate if a Closing has not occurred on or prior to December 31, 1997, unless an extension of time is mutually agreed to, as evidenced by written consent of Seller and Buyer. If this Agreement is terminated pursuant to this Section 8.1, it shall become null and void and of no further force or effect, except as provided in
Section 8.2.

         8.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment of this Agreement by Seller or Buyer pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties as provided herein and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Seller or Buyer, and Seller and Buyer shall each return to the other party any documents or copies thereof in possession of such party furnished by such other party in connection with the transaction contemplated by this Agreement. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement with respect to this Agreement or the transactions contemplated hereby except as provided in this Section 8.2; provided, however, that no termination of this Agreement pursuant to the provisions of this Section 8 shall relieve any party of liability for breach of any provision of this Agreement occurring prior to such termination; and provided, further, that any and all confidential or proprietary information obtained from either party must be returned to that party, and each party hereto agrees to maintain any and all confidential or proprietary information obtained from the other party in strictest confidence and not to divulge such information to any third party, except as may be permitted or required by law.

SECTION 9. PATIENT REFERRALS.

         The parties agree that nothing in this Agreement is intended to violate state or federal health care laws or regulations including, but not limited to, those listed in Section 3.9 herein, nor shall any portion of the consideration be construed as a payment for or inducement of the referral of patients. Seller shall be free to refer patients to whomever it sees fit in the exercise of professional judgment, according to the convenience or preference of the patient, or otherwise.

SECTION 10. GENERAL PROVISIONS.

         10.1  PARTIES IN INTEREST AND ASSIGNMENT.

                  (a) This Agreement is binding upon, and is for the benefit of, the parties hereto and their respective successors and authorized assigns. Except as otherwise expressly provided, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person other than the parties hereto, any right, remedy, or claim, legal or equitable, under or by reason of this Agreement or any provision thereof.

                  (b) Neither this Agreement nor any of the rights or duties of any party hereto may be transferred or assigned to any person except by a written agreement executed by each of the parties hereto, except that Buyer reserves the right to assign this Agreement to any affiliate or successor of itself, and in such event, shall not be relieved of any of its obligations hereunder.

         10.2 CHOICE OF LAW; VENUE. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Ohio. Any mediation or binding arbitration brought with respect to this Agreement shall be conducted in Franklin County, Ohio.

         10.3 ENTIRE AGREEMENT. This Agreement shall embody the entire agreement between the parties hereto with respect to acquisition of the Shares and cancels and supersedes all other previous agreements and understandings relating to the subject matter of this Agreement, written or oral, between the parties hereto. There are no agreements, representations or warranties between the parties hereto as to the subject matter hereof other than those set forth or provided herein. All Schedules called for by this Agreement and delivered to the parties shall be considered a part hereof with the same force and effect as if the same had been specifically set forth in this Agreement.

         10.4 SURVIVAL. Except as provided for herein, all of the representations and warranties of the Seller contained in Section 3 above, and of the Buyer in Section 4 above, and any cause of action arising out of or related to a breach of said representations and warranties shall survive the Closing hereunder and shall continue in full force and effect for a period of three (3) years thereafter, except that (i) the representations and warranties (and any cause of action arising out of or related to a breach of such representations and warranties) contained in Sections 3.1, 3.5, 3.8, 3.9, and
3.21 of this Agreement shall survive the Closing and continue in full force and effect for a period equal to any applicable statute of limitations and (ii) any matters involving fraud shall have no time limitation (any of such periods referred to herein as the "Indemnification Period").

Any matter to which an indemnification pertains and with respect to which a claim has been asserted or threatened following the Closing Date, and prior to the expiration of the Indemnification Period, shall continue to be subject to the indemnifications under this Section 10 until finally terminated, settled, resolved, or adjudicated; and all terms, conditions and stipulations of this
Section 10 shall likewise continue to apply.

         10.5 SECTION HEADINGS. The subject headings contained in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of its provisions.

         10.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         10.7 CONFIDENTIALITY. The parties agree to maintain confidential the terms and conditions of this Agreement and not to disclose any of such terms and conditions to any third-party without the prior written consent of the other party.

         10.8 GENDER. Masculine pronouns used in this Agreement shall be construed to include feminine and neuter pronouns, and words in the singular shall include the plural, unless the context requires otherwise.

         10.9 NOTICES. Any notices hereunder shall be deemed to have been given by one party to the other if it is in writing and it is (a) delivered or tendered in person, or (b) deposited in the United States Mail in a sealed envelope, with postage prepaid, in either case addressed as follows:

If to Buyer:                           Omega Health Systems of Ohio, Inc.
                                       5100 Poplar Avenue, Suite 2100
                                       Memphis, Tennessee  38137
                                       Attn:  Thomas P. Lewis

With a copy to:                        Baker, Donelson, Bearman & Caldwell
                                       2000 First Tennessee Building
                                       Memphis, Tennessee  38103
                                       Attn:  Robert Walker

If to Seller:                          Harmeet Chawla, M.D.
                                       Eye Associates, Inc.
                                       210 Sharon Road
                                       Circleville, OH 43113

With a copy to:                        Stark & Knoll
                                       Ohio Edison Building
                                       76 South Main St.
                                       Suite 1512
                                       Akron, OH 44308
                                       Michael L. Stark

or to such other address as the parties shall have previously designated by notice to the serving party, given in accordance with this Section 10.9. Notices shall be deemed to have been given on the date of delivery if delivered personally, or on the third day after mailing as provided above; provided, however, that a notice not given as above shall, if it is in writing, be deemed given if and when actually received by a party.

         10.10 MEDIATION AND ARBITRATION. In the event a dispute arises out of or relating to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association. Unless the parties reach an agreement reduced to writing, this mediation will be non-binding, but the parties must participate in good faith in non-binding mediation, before resorting to binding arbitration. Any controversy or claim arising out of or relating to this Agreement, or its breach, not satisfied through either negotiation or mediation, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. As soon as reasonably practicable after submission of a demand for binding arbitration, Buyer and Seller shall select one arbitrator, agreeable to both parties. This arbitrator will be selected from lists prepared by the American Arbitration Association. From the American Arbitration Association list the parties will submit to the American Arbitration Association a ranked list of arbitrators which are acceptable. The highest ranking acceptable candidate will be selected by the American Arbitration Association. If no arbitrators from the list composed by the American Arbitration Association are acceptable by either of the parties, the American Arbitration Association will compile a second list. This procedure will be followed until the parties have selected an arbitrator. The results of the arbitrator's finding will be binding on the parties.

         10.11 PREVAILING PARTY. The parties agree that if either party should institute arbitration proceedings to enforce or interpret any provisions of this Agreement, the prevailing party in such arbitration shall be entitled to receive, in addition to any other relief awarded such party, reasonable attorneys' fees and expenses for the prosecution or defense of such arbitration.

         10.12 EXPENSES. Except as otherwise provided herein, each of the parties shall pay its own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in consummating the transactions contemplated by this Agreement.

         IN WITNESS THEREOF the parties hereto have executed this Agreement as of the day and year first above written.

                                              BUYER:


                                              OMEGA HEALTH SYSTEMS OF OHIO, INC.


                                               By:  /s/ RONALD L. EDMONDS
                                                    ----------------------------
                                                    Ronald L. Edmonds,
                                                    Vice President

                                              OMEGA HEALTH SYSTEMS, INC.


                                               By:  /s/ RONALD L. EDMONDS
                                                    ----------------------------
                                                    Ronald L. Edmonds,
                                                    Executive Vice President

                                               SELLER:


                                               /s/ HARMEET S. CHAWLA
                                               ---------------------------------
                                               HARMEET S. CHAWLA, M.D.

                                     JOINDER

         The undersigned, EYE ASSOCIATES, INC. hereby joins in this Agreement for the purposes of acknowledging and agreeing to its obligations set forth in
Section 5.5 hereof.

                                               EYE ASSOCIATES, INC.

                                               By:  /s/ HARMEET S. CHAWLA
                                                    ----------------------------
                                                    Harmeet S. Chawla, M.D.,
                                                      President